UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 22, 2011

MEDIA SCIENCES INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16053	87-0475073
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Allerman Road, Oakland, New Jersey 07436
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (201) 677-9311

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.313e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On April 22, 2011, Media Sciences International, Inc., Media Sciences, Inc. and Xerox Corporation entered into an agreement settling a patent infringement lawsuit in the United States District Court for the Southern District of New York, Case No. 06CV4872.  Under the terms of the settlement, all claims of the parties in the litigation were resolved by the exchange of releases that the Company received from Xerox and that the Company provided to Xerox, and additional consideration exchanged between the parties.  The settlement agreement was deemed entered into and became effective on April 22, 2011, and the parties agreed to apply for an order granting consent dismissal of the litigation.  Under the terms of the settlement, the parties resolved, on mutually agreeable terms, infringement claims on certain Xerox-held patents related to the shape of the ink sticks, and the parties will exchange certain other business and financial considerations, over a brief ensuing period.  The Company will continue to manufacture certain industrial ink products and to supply those products to Xerox for several months, after which the Company will cease manufacturing industrial ink products.  The Company will deliver to Xerox certain inventory and assets related to industrial ink, the Company will assign certain patent and other intellectual property rights to Xerox, and the Company will cease manufacturing its inks for use in Xerox color printers.  The Company will receive certain financial consideration as a result of the settlement.  Each party will bear its own fees, costs and expenses relating to the litigation.  In the several months since the Company completed the transaction with Katun Corporation, the Company’s Board of Directors has been reviewing various business, financial and operating options available to the Company when no longer engaged in the industrial ink business that is expected to be discontinued by the end of its current fiscal year.  The Board is continuing such review and discussion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIA SCIENCES INTERNATIONAL, INC.

Date: April 25, 2011	By:	/s/ Marc D. Durand
Marc D, Durand
Chief Executive Officer